Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-195173

                           PROSPECTUS SUPPLEMENT NO. 1

                        21,338,254 SHARES OF COMMON STOCK

                                 TUNGSTEN CORP.

                                  COMMON STOCK

     This Prospectus Supplement No. 1 supplements and amends our Prospectus dated June 16, 2014. This Prospectus Supplement No. 1 includes our attached Quarterly Report on Form 10-Q for the quarter ended April 30, 2014, as filed with the Securities and Exchange Commission on June 20, 2014.

     The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 1 relate to the resale of up to 21,338,254 shares of our common stock, which may be offered by the selling stockholders. The shares of common stock being offered by the selling stockholders (i) are issuable (A) upon conversion of a senior convertible note in the principal amount of $127,500, or the Convertible Note, that we issued to Hanover Holdings LLC ("Hanover") on January 2, 2014; (B) pursuant to a Common Stock Purchase Agreement dated as of February 18, 2014 between us and Hanover (the "Purchase Agreement"); and (ii) are held by our current directors and officers, including Guy Martin (President, Chief Executive Officer, Treasurer, Chief Financial Officer), Douglas Oliver (Vice President of Exploration), Joseph Galda (Corporate Secretary) and David Bikerman.

     We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholders under this prospectus, however, we have received gross proceeds of $85,000 from the sale of the Convertible Note to Hanover and we may receive gross proceeds of up to $3,000,000 from sales of our common stock to Hanover under the Purchase Agreement.

     This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 1 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 1.

     Our common stock is quoted on the OTCQB, under the symbol "TUNG". The last reported sale price of our common stock on the OTCQB on June 19, 2014 was $0.05 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" SECTION OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement No. 1 is June 20, 2014.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES  EXCHANGE
    ACT OF 1934

    For the quarterly period ended April 30, 2014

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    For the transition period from __________ to ___________

                        Commission File Number: 000-54342


                                 TUNGSTEN CORP.
           (Name of small business issuer as specified in its charter)

            Nevada                                               98-0583175
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

       1671 SW 105 Lane, Davie, FL                                 33324
(Address of principal executive offices)                         (Zip Code)

                                 (954) 476-4638
              (Registrant's Telephone Number, including area code)

Indicate by check whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (ss.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

As of June 18, 2014 there were 73,939,612 shares of the issuer's $0.0001 par value common stock issued and outstanding.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                     PART I

                              FINANCIAL INFORMATION

Item 1.  Financial Statements                                                 3

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                           23

Item 3.  Quantitative and Qualitative Disclosures about Market Risk          26

Item 4.  Controls and Procedures                                             27

                                  PART II

                             OTHER INFORMATION

Item 1.  Legal Proceedings                                                   28

Item 1A. Risk Factors                                                        28

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds         28

Item 3.  Defaults Upon Senior Securities                                     28

Item 4.  Mine Safety Disclosures                                             28

Item 5.  Other Information                                                   28

Item 6.  Exhibits                                                            28

                         PART 1 - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                 TUNGSTEN CORP.
                                 BALANCE SHEETS
                                   (Unaudited)

                                                                           April 30, 2014        January 31, 2014
                                                                           --------------        ----------------
                                                                            (Unaudited)
ASSETS

CURRENT ASSETS:
  Cash                                                                      $      2,739           $     27,007
  Prepaid expenses                                                                    --                  8,311
                                                                            ------------           ------------

      Total Current Assets                                                         2,739                 35,318
                                                                            ------------           ------------
OTHER ASSETS
  Mineral properties                                                             174,013                174,013
                                                                            ------------           ------------
      Total Other Assets                                                         174,013                174,013
                                                                            ------------           ------------

      Total Assets                                                          $    176,752           $    209,331
                                                                            ============           ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                     $     55,122           $     17,141
  Convertible notes, net of discounts of $63,750 and $111,562                     63,750                 15,938
  Derivative liability                                                           137,770                214,050
  Advances from stockholders                                                      99,951                 99,951
                                                                            ------------           ------------
      Total Current Liabilities                                                  356,593                347,080
                                                                            ------------           ------------
STOCKHOLDERS' DEFICIT:
  Preferred stock par value $0.0001: 25,000,000 shares authorized;
   none issued or outstanding                                                         --                     --
  Common stock par value $0.0001: 300,000,000 shares authorized;
   73,939,612 and 71,542,799 shares issued and outstanding, respectively           7,394                  7,154
  Additional paid-in capital                                                   1,642,353              1,359,630
  Deficit accumulated during the exploration stage                            (1,829,588)            (1,504,533)
                                                                            ------------           ------------
      Total Stockholders' Deficit                                               (179,841)              (137,749)
                                                                            ------------           ------------

      Total Liabilities and Stockholders' Deficit                           $    176,752           $    209,331
                                                                            ============           ============

    The accompanying notes are an integral part of the financial statements.

                                 TUNGSTEN CORP.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                      For the Three Months      For the Three Months
                                                             Ended                     Ended
                                                         April 30, 2014            April 30, 2013
                                                         --------------            --------------
                                                          (Unaudited)               (Unaudited)
Revenue earned during the exploration stage               $         --              $         --

Cost of exploration
  Exploration costs                                                 --                        --
                                                          ------------              ------------
      Total cost of exploration                                     --                        --
                                                          ------------              ------------

Gross margin                                                        --                        --

Operating expenses
  Director's fees                                               64,688                        --
  Officers' compensation                                        18,000                    18,067
  Professional fees                                             40,974                    36,212
  General and administrative expenses                           58,052                    35,604
                                                          ------------              ------------
      Total operating expenses                                 181,714                    89,883
                                                          ------------              ------------

Loss from operations                                          (181,714)                  (89,883)

Other (income) expense
  Change in fair value of derivative liabilities               (76,280)                       --
  Cost of financing                                            150,000                        --
  Cost of extension                                             18,025                        --
  Interest expense                                              51,596                        --
                                                          ------------              ------------
      Other (income) expense, net                              143,341                        --
                                                          ------------              ------------

Loss before income tax provision                              (325,055)                  (89,883)

Income tax provision                                                --                        --
                                                          ------------              ------------

Net loss                                                  $   (325,055)             $    (89,883)
                                                          ============              ============
Net loss per common share
  - basic and diluted                                     $      (0.00)             $      (0.00)
                                                          ============              ============
Weighted average common shares outstanding
  - basic and diluted                                       73,435,300                66,663,000
                                                          ============              ============

    The accompanying notes are an integral part of the financial statements.

                                 TUNGSTEN CORP.
                             STATEMENTS OF CASH FLOW
                                   (Unaudited)

                                                          For the Three Months     For the Three Months
                                                                 Ended                    Ended
                                                             April 30, 2014           April 30, 2013
                                                             --------------           --------------
                                                               (Unaudited)              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $ (325,055)              $  (89,883)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating activities
     Amortization of debt and original issue discount              47,812                       --
     Stock based compensation                                     264,938                       --
     Change in fair value of derivative liabilities               (76,280)                      --
     Cost of extension                                             18,025                       --
  Changes in operating assets and liabilities:
     Prepaid expenses                                               8,311                       --
     Accounts payable and accrued expenses                         37,981                    5,831
                                                               ----------               ----------
NET CASH USED IN OPERATING ACTIVITIES                             (24,268)                 (84,052)
                                                               ----------               ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in acquisition                                             --                  (46,092)
  Acquisition of mineral property claims                               --                 (150,000)
                                                               ----------               ----------
NET CASH USED IN INVESTING ACTIVITIES                                  --                 (196,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Amounts received from (repayments to) stockholders                   --                   76,951
  Proceeds from sale of common stock                                   --                  250,000
                                                               ----------               ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              --                  326,951
                                                               ----------               ----------

NET CHANGE IN CASH                                                (24,268)                  46,807

Cash at beginning of reporting period                              27,007                    7,163
                                                               ----------               ----------

Cash at end of reporting period                                $    2,739               $   53,970
                                                               ==========               ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Interest paid                                                $       --               $       --
                                                               ==========               ==========

  Income tax paid                                              $       --               $       --
                                                               ==========               ==========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for mineral property claims              $       --               $  750,000
                                                               ==========               ==========

    The accompanying notes are an integral part of the financial statements.

                                 TUNGSTEN CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 2014

NOTE 1 - ORGANIZATION AND OPERATIONS

ONLINE TELE-SOLUTIONS, INC.

Online Tele-Solutions, Inc. ("Online Tele-Solutions") was incorporated under the laws of the State of Nevada on June 5, 2008. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company's activities had involved developing a business plan and establishing contacts and visibility in the marketplace. The Company has generated no revenues since inception.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

On March 9, 2012, the Board of Directors and the consenting stockholders adopted and approved a resolution to (i) amend the Company's Articles of Incorporation to (a) increase the number of shares of authorized common stock from 50,000,000 to 300,000,000; (b) create 25,000,000 shares of "blank check" preferred stock with a par value of $0.0001 per share; (c) change the par value of the common stock from $0.001 per share to $0.0001 per share; and (ii) effectuate a forward split of all issued and outstanding shares of common stock, at a ratio of thirty-for-one (30:1) (the "Stock Split").

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

On November 14, 2012,  the Board of Directors of Online  Tele-Solutions  and two
(2) stockholders holding an aggregate of 45,600,000 shares of common stock issued and outstanding as of November 6, 2012, approved and consented, in writing, to effectuate an amendment to the Company's Articles of Incorporation to change the name of Online Tele-Solutions to "Tungsten Corp." the "Company").

NEVADA TUNGSTEN HOLDINGS LTD.

Nevada Tungsten Holdings Ltd. ("Tungsten") was incorporated on October 30, 2012 under the laws of the State of Nevada. Tungsten intends to engage in the exploration of certain tungsten interests in the State of Nevada.

REVERSE ACQUISITION AND CHANGE IN SCOPE OF BUSINESS

On April 8, 2013, the Company closed a voluntary share exchange transaction pursuant to a stock exchange agreement ("SEA") with Guy Martin and Nevada Tungsten Holdings Ltd. Pursuant to the terms of the SEA, the Company acquired all of the issued and outstanding shares of Nevada Tungsten Holdings Ltd.'s common stock from Guy Martin. The sole asset of Nevada Tungsten Holdings Ltd. is an option to acquire all tungsten rights in regards to 32 patented and unpatented mining claims situated in White Pine Country, Nevada pursuant to an option agreement by and between Viscount Nevada Holdings Ltd. (the "Optionor") and Nevada Tungsten Holdings Ltd. (the "Option Agreement").

Immediately prior to the Share Exchange Transaction on April 8, 2013, the Company had 66,000,000 common shares issued and outstanding. Simultaneously with the Closing of the Share Exchange Agreement, on the Closing Date, the Company's then majority stockholder surrendered 3,000,000 shares of the Company's common stock to the Company for cancellation.

As a result of the Share Exchange Agreement, the Company issued 3,000,000 common shares for the acquisition of 100% of the issued and outstanding shares of Tungsten. Even though the shares issued only represented approximately 4.3% of the issued and outstanding common stock immediately after the consummation of the Share Exchange Agreement the stockholder of Tungsten completely took over and controlled the board of directors and management of the Company upon acquisition.

As a result of the change in control to the then Tungsten Stockholder, for financial statement reporting purposes, the merger between the Company and Tungsten has been treated as a reverse acquisition with Tungsten deemed the accounting acquirer and the Company deemed the accounting acquiree under the acquisition method of accounting in accordance with section 805-10-55 of the FASB Accounting Standards Codification. The reverse acquisition is deemed a capital transaction and the net assets of Tungsten (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Tungsten which are recorded at their historical cost. The equity of the Company is the historical equity of Tungsten retroactively restated to reflect the number of shares issued by the Company in the transaction.

NOTE 2 - SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES

The Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company's significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

BASIS OF PRESENTATION

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission ("SEC") to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited interim financial statements should be read in conjunction with the financial statements of Tungsten Corp. for the period from October 30, 2012 (inception) through January 31, 2014 and notes thereto contained in the Company's Current Report on Form 10-K filed with the SEC on March 31, 2014.

USE  OF  ESTIMATES  AND  ASSUMPTIONS  AND  CRITICAL  ACCOUNTING   ESTIMATES  AND
ASSUMPTIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company's critical accounting estimates and assumptions affecting the financial statements were:

     (i) ASSUMPTION AS A GOING CONCERN: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business;
     (ii) VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS: Management assumes that the realization of the Company's net deferred tax assets resulting from its net operating loss ("NOL") carry-forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and
          (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.
     (iii)ESTIMATES  AND  ASSUMPTIONS  USED IN VALUATION OF EQUITY  INSTRUMENTS:
          Management estimates expected term of share options and similar instruments, expected volatility of the Company's common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk free rate(s) to value share options and similar instruments.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

FISCAL YEAR-END

The Company elected January 31st as its fiscal year ending date.

PRINCIPLES OF CONSOLIDATION

The Company applies the guidance of Topic 810 "CONSOLIDATION" of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries--all entities in which a parent has a controlling financial interest--shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent's power to control exists.

The Company's consolidated subsidiary and/or entity is as follows:

                                                                   Date of incorporation
                                                                       or formation
Name of consolidated            State or other jurisdiction of     (date of acquisition,
subsidiary or entity            incorporation or organization          if applicable)        Attributable interest
--------------------            -----------------------------          --------------        ---------------------
Nevada Tungsten Holdings Ltd.       The State of Nevada               October 30, 2012               100%
                                                                       (April 8, 2013)

These consolidated financial statements include all accounts of the Company as of April 30, 2014 and for the period from April 8, 2013 (date of acquisition) through April 30, 2014; and Nevada Tungsten Holdings Ltd. as of April 30, 2014 and 2013, for the period ended April 30, 2014, and for the period from October 30, 2012 (inception) through April 30, 2014.

All inter-company balances and transactions have been eliminated.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3    Pricing  inputs  that  are  generally   observable   inputs  and  not
           corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company's financial assets and liabilities, such as cash, accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments.

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative warrant liability.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES MEASURED ON A RECURRING BASIS

LEVEL 3 FINANCIAL LIABILITIES - DERIVATIVE CONVERSION FEATURES

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative warrant liability and derivative liability on the conversion feature at every reporting period and recognizes gains or losses in the consolidated statements of operations that are attributable to the change in the fair value of the derivative liabilities.

CARRYING VALUE, RECOVERABILITY AND IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company's long-lived assets, which include mineral properties, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset's expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company's overall strategy with respect to the manner or use of the acquired assets or changes in the Company's overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and
(v) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Management periodically reviews the recoverability of the capitalized mineral properties. Management will take into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When a determination has been made that a project or property will be abandoned, or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

MINERAL PROPERTIES

The Company follows Section 930 of the FASB Accounting Standards Codification for its mineral properties. Mineral properties and related mineral rights acquisition costs are capitalized pending determination of whether the drilling has found proved reserves. In accordance with the Disclosure requirements of
Section 350-30-50-2, the Company capitalizes costs incurred to renew or extend the term or requirements that need to be met for retention of the mineral properties. If a mineral ore body is discovered, capitalized costs will be amortized on a unit-of-production basis following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. General exploration costs and costs to maintain rights and leases, including rights of access to lands for geophysical work and salaries, equipment, and supplies for geologists and geophysical crews are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs as well as interest costs relating to exploration and development projects that require greater than six (6) months to be readied for their intended use incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized on a unit-of-production basis. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss will be recognized for all other sales of proved properties and will be classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

The provision for depreciation, depletion and amortization ("DD&A") of mineral properties will be calculated on a property-by-property basis using the unit-of-production method. Taken into consideration in the calculation of DD&A are estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all general exploration costs, if any, are being expensed.

MINERAL EXPLORATION AND MINE DEVELOPMENT COSTS

All mineral exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves. Mine development costs incurred to develop mineral deposits, to expand the capacity of mines or to develop mine areas substantially in advance of production are capitalized once proven and probable reserves exist, and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects, including related property and equipment costs, are charged to mining costs.

RESTORATION COSTS (ASSET RETIREMENT AND ENVIRONMENTAL OBLIGATIONS)

Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining.

In accordance with ASC 410, Asset Retirement and Environmental Obligations, the Company capitalizes the measured fair value of asset retirement and environmental obligations to mineral rights and properties. ASC 410 requires the Company to record a liability for the present value of the estimated future site restoration and environmental remediation costs with corresponding increase to the carrying amount of the related mineral rights and properties. The asset retirement and environmental obligations are accreted to an undiscounted value until the time at which they are expected to be settled. The accretion expense is charged to earnings and the actual retirement costs are recorded against the asset retirement obligations when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred will be recorded as a gain or loss in the period of settlement.

Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. Future site restoration and environmental remediation costs, which include extraction equipment removal, site restoration and environmental remediation, are accrued at the end of each reporting period based on management's best estimate of the costs expected to be incurred for each project. Such estimates are determined by the Company's engineering studies which consider the costs of future surface and groundwater activities, current regulations, actual expenses incurred, and technology and industry standards.

On a quarterly basis, the Company reviews the assumptions used to estimate the expected cash flows required to settle the asset retirement obligations, including changes in estimated probabilities, amounts and timing of the settlement of the asset retirement and environmental obligations, as well as changes in the legal obligation requirements at each of its mineral projects. Changes in any one or more of these assumptions may cause revision of asset retirement obligations for the corresponding assets.

The Company does not currently anticipate any material capital expenditures for site restoration costs and considers the estimated future site restoration costs to be minimal and so the present value of the same at October 31, 2013 as all of its mineral properties are at early stages of exploration.

RELATED PARTIES

The  Company  follows   subtopic   850-10  of  the  FASB  Accounting   Standards
Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company accounts for derivative instruments and hedging activities in accordance with paragraph 810-10-05-4 of the FASB Accounting Standards Codification ("Paragraph 810-10-05-4"). Paragraph 810-10-05-4 requires companies to recognize all derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends upon: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation.

DERIVATIVE LIABILITY

The Company evaluates its convertible debt, options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations and comprehensive income (loss) as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then that the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The  Company  adopted  Section  815-40-15  of  the  FASB  Accounting   Standards
Codification ("Section 815-40-15") to determine whether an instrument (or an embedded feature) is indexed to the Company's own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. The adoption of Section 815-40-15 has affected the accounting for
(i) certain freestanding warrants that contain exercise price adjustment features and (ii) convertible bonds issued by foreign subsidiaries with a strike price denominated in a foreign currency.

The Company marks to market the fair value of the embedded derivative warrants at each balance sheet date and records the change in the fair value of the embedded derivative warrants as other income or expense in the consolidated statements of operations and comprehensive income (loss).

The Company utilizes the Lattice model that values the liability of the derivative warrants based on a probability weighted discounted cash flow model with the assistance of the third party valuation firm. The reason the Company picks the Lattice model is that in many cases there may be multiple embedded features or the features of the bifurcated derivatives may be so complex that a Black-Scholes valuation does not consider all of the terms of the instrument. Therefore, the fair value may not be appropriately captured by simple models. In other words, simple models such as Black-Scholes may not be appropriate in many situations given complex features and terms of conversion option (e.g., combined embedded derivatives). The Lattice model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset features. Based on these features, there are two primary events that can occur; the Holder exercises the Warrants or the Warrants are held to expiration. The Lattice model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, exercise price, volatility, etc.). Projections were then made on the underlying factors which led to potential scenarios. Probabilities were assigned to each scenario based on management projections. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed to determine the value of the derivative warrants.

BENEFICIAL CONVERSION FEATURE

When the Company issues an debt or equity security that is convertible into common stock at a discount from the fair value of the common stock at the date the debt or equity security counterparty is legally committed to purchase such a security (Commitment Date), a beneficial conversion charge is measured and recorded on the Commitment Date for the difference between the fair value of the Company's common stock and the effective conversion price of the debt or equity security. If the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the debt or equity security, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the debt or equity security.

COMMITMENT AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company's business, financial position, and results of operations or cash flows.

REVENUE RECOGNITION

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and, (iv) collectability is reasonably assured.

STOCK-BASED COMPENSATION FOR OBTAINING EMPLOYEE SERVICES

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company's most recent private placement memorandum ("PPM"), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

* Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees' expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the SIMPLIFIED METHOD, I.E., EXPECTED TERM = ((VESTING TERM + ORIGINAL CONTRACTUAL TERM) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

* Expected volatility of the entity's shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

* Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company's current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

* Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

The Company's policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

EQUITY INSTRUMENTS ISSUED TO PARTIES OTHER THAN EMPLOYEES FOR ACQUIRING GOODS OR SERVICES

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification ("Sub-topic 505-50").

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If shares of the Company are thinly traded the use of share prices established in the Company's most recent private placement memorandum ("PPM"), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

*    Expected  term of  share  options  and  similar  instruments:  Pursuant  to
     Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder's expected exercise behavior into the fair value (or calculated value) of the instruments. The Company uses historical data to estimate holder's expected exercise behavior. If the Company is a newly formed corporation or shares of the Company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

* Expected volatility of the entity's shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

* Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company's current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

* Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

INCOME TAX PROVISION

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification ("Section 740-10-25") with regards to uncertainty income taxes.
Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management's opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

UNCERTAIN TAX POSITIONS

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of
Section 740-10-25 for the reporting period ended April 30, 2014 or 2013.

LIMITATION ON UTILIZATION OF NOLS DUE TO CHANGE IN CONTROL

Pursuant to the Internal Revenue Code Section 382 ("Section 382"), certain ownership changes may subject the NOL's to annual limitations which could reduce or defer the NOL. Section 382 imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of its stock at the time of the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years. The imposition of this limitation on its ability to use the NOLs to offset future taxable income could cause the Company to pay U.S. federal income taxes earlier than if such limitation were not in effect and could cause such NOLs to expire unused, reducing or eliminating the benefit of such NOLs.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income
(loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options and warrants. The total amount of potentially outstanding dilutive common shares from the conversion of the convertible notes plus accrued interest converted would be 3,962,308 and 0 for the reporting period ended April 30, 2014 and 2013, respectively.

CASH FLOWS REPORTING

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method ("Indirect method") as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

SUBSEQUENT EVENTS

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and "represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results." The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although "major" is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic
915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations.

Finally, the amendments remove paragraph 810-10-15-16. Paragraph 810-10-15-16 states that a development stage entity does not meet the condition in paragraph 810-10-15-14(a) to be a variable interest entity if (1) the entity can demonstrate that the equity invested in the legal entity is sufficient to permit it to finance the activities that it is currently engaged in and (2) the entity's governing documents and contractual arrangements allow additional equity investments.

The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage.

The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - GOING CONCERN

The financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had a deficit accumulated during the exploration stage at April 30, 2014, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company is attempting to commence exploration and generate sufficient revenue; however, the Company's cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - MINERAL PROPERTIES

CHERRY CREEK CLAIM

Effective January 31, 2013, Tungsten signed an Option Agreement with Viscount Nevada Holdings Ltd. ("Viscount") to acquire an undivided 100% right, title and interest in and to all Tungsten located in certain mining claims ("Cherry Creek claim") in the State of Nevada. The Option shall be in good standing and exercisable by Tungsten by paying the following amounts on or before: (i) $150,000 to Viscount on or before April 15, 2013; (ii) $100,000 to Viscount on or before February 15, 2014; (iii) $50,000 to Viscount on or before February 15, 2015; and (iv) paying all such property tax payments as may be required to maintain the mineral claims in good standing.

In addition, Tungsten shall use commercially reasonable efforts to incur the following annual work commitments as currently recommended and agreed to by the parties: (i) exploration expenditures on the property of $250,000 on or before the first anniversary of the execution of this Agreement; (ii) exploration expenditures on the property of $250,000 on or before the second anniversary of the execution of this Agreement; and (iii) exploration expenditures on the property of $1,000,000 on or before the third anniversary of the execution of the Agreement.

On April 11, 2013, the Company made the first payment of $150,000.

On February 11, 2014, the Company and Viscount signed an amendment to the Option Agreement keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before June 15, 2014. Viscount was compensated for agreeing to this amendment with the issuance of 250,000 restricted shares of common stock, valued at $18,025, the fair market value of the common stock on the date of issuance, which was recorded as other (income) expense - cost of extension.

On June 12, 2014, the Company and Viscount signed an amendment to the Cherry Creek property Option Agreement keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before September 15, 2014.

IDAHO CLAIM

On April 19, 2013, the Company entered into a purchase agreement (the "Agreement") with Monfort Ventures Ltd. ("Monfort"), pursuant to which the Company acquired title to certain unpatented pacer mining claims located in Custer County, Idaho (the "Property") upon issuance by the Company of 3,000,000 shares of its common stock to Monfort (the "Shares") valued at $0.25 per share, the most recent PPM price, or $750,000.

Subsequent to the purchase of the Idaho claim, management decided to impair the value of the acquired unpatented pacer mining claims by $750,000. This impairment was a consequence of the assets being exploratory in nature and not being supported any ore reserves. It is not possible to evaluate and establish the real value of the mineral properties until additional work is completed and that may take several years. With that being stated, the Company's position is that these acquired mineral assets, which consist of ownership of unpatented mining claims, cannot be truly assessed at this time. The Company assumes that these assets have been impaired and the exchange price based on $0.25 per share is not supportable as the possible value of these assets in the future. The Company impaired the stock value exchange of $750,000 as of year ended January 31, 2014.

SUMMARY OF MINERAL PROPERTIES

Mineral properties consisted of the following:

                                      April 30, 2014          January 31, 2014
                                      --------------          ----------------
Cherry Creek Claim                      $  174,013               $  174,013
Idaho Claim                                750,000                  750,000
Less impairment                           (750,000)                (750,000)
                                        ----------               ----------
Total                                   $  174,013               $  174,013
                                        ==========               ==========

NOTE 5 - CONVERTIBLE NOTE PAYABLE

On January 2, 2014 (the "Closing Date"), Tungsten Corp., a Nevada corporation (the "Company"), entered into a 12% note purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company ("Hanover"), maturing on September 2, 2014. Hanover has the option to convert the outstanding notes and interest due into the Company's common shares at $0.0325 per share at any time prior to September 2, 2014. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $127,500 (the "Convertible Note") for a purchase price of $85,000 (a 33.33% original issue discount). Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Hanover.

DERIVATIVE ANALYSIS

Because the conversion feature included in the convertible note payable has full reset adjustments tied to future issuances of equity securities by the Company, they are subject to derivative liability treatment under Section 815-40-15 of the FASB Accounting Standard Codification ("Section 815-40-15").

The Company  estimated the fair value of the  conversion  feature on the date of
grant  using  the   Black-Scholes   Option  Pricing  Model  with  the  following
weighted-average assumptions:

                                                                 January 2, 2014
                                                                 ---------------
Expected life (year)                                                    .67
Expected volatility (*)                                              190.12%
Expected annual rate of quarterly dividends                            0.00%
Risk-free rate(s)                                                      0.11%

(A) FAIR VALUE OF CONVERSION FEATURES

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet at April 30, 2014:

                                                       Fair Value Measurement Using
                                    Carrying Value      Level 1       Level 2       Level 3         Total
                                    --------------      -------       -------       -------         -----
Derivative conversion features         $137,770         $   --        $   --        $137,770       $137,770

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet at January 31, 2014:

                                                       Fair Value Measurement Using
                                    Carrying Value      Level 1       Level 2       Level 3         Total
                                    --------------      -------       -------       -------         -----
Derivative conversion features         $214,050         $   --        $   --        $214,050       $214,050

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended April 30, 2014:

                                                          Fair Value Measurement Using Level 3 Inputs
                                                                Derivative
                                                                Liabilities            Total
                                                                -----------          ----------
Balance, January 31, 2014                                       $  214,050           $  214,050
Purchases, issuances and settlements                                    --                   --
Total (gains) or losses (realized/unrealized) included
 in consolidated statements of operations                          (76,280)             (76,280)
Transfers in and/or out of Level 3                                      --                   --
                                                                ----------           ----------
Balance, April 30, 2014                                         $  137,770           $  137,770
                                                                ==========           ==========

NOTE 6 - RELATED PARTY TRANSACTIONS

FREE OFFICE SPACE

The Company has been provided office space by its Chief Executive Officer at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

ADVANCES FROM STOCKHOLDER

From time to time, stockholders of the Company advance funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand.

Advances from stockholder consisted of the following:

                                         April 30, 2014        January 31, 2014
                                         --------------        ----------------
Advances from stockholders                  $ 99,951              $ 99,951
                                            --------              --------
Total                                       $ 99,951              $ 99,951
                                            ========              ========

NOTE 7 - STOCKHOLDERS' DEFICIT

SHARES AUTHORIZED

Upon formation the total number of shares of common stock which the Company is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001 per share.

On March 9, 2012 the Board of Directors and the consenting stockholders adopted and approved a resolution to effectuate an amendment to the Company's Articles of Incorporation to (i) increase the number of shares of authorized common stock from 50,000,000 to 300,000,000; (ii) create 25,000,000 shares of "blank check"
preferred stock with a par value of $0.0001 per share and (iii) decrease the par value of common stock from $0.001 per share to $0.0001 per share.

COMMON STOCK

SHARES ISSUED FOR CASH

On April 8, 2013, concurrent with the closing of the reverse merger, the Company closed a private placement of 2,000,000 shares at $0.25 per share for an aggregate of $500,000 in subscription receivable, $250,000 of which was received upon closing of the private placement while the remaining $250,000 was received on May 24, 2013 and May 28, 2013.

Immediately after the reverse merger and the private placement the Company had 71,000,000 issued and outstanding common shares.

The Company has entered into lock up agreements with each of Messrs. Martin and Oliver in regards to the aggregate of 3,000,000 shares of the common stock that each hold (the "Lock Up Agreements"). Pursuant to the terms of the Lock Up Agreements, in regards to their respective 3,000,000 shares of common stock, 1,000,000 shares have been released concurrent with the closing of the Transaction, and 1,000,000 shares shall be released on each anniversary thereafter.

On April 19, 2013, the Company cancelled 6,000,000 shares, in the aggregate, of the Company's common stock that was held by two former shareholders.

On February 18, 2014 (the "Closing Date"), Tungsten Corp., a Nevada corporation (the "Company"), entered into a common stock purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company (the "Investor"). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 (the "Total Commitment") worth of the Company's common stock, $0.0001 par value (the "Shares"), over the 24-month term of the Purchase Agreement. In accordance with the Purchase Agreement, the Company issued 2,065,177 shares of its restricted common stock valued at $150,000, the fair value of the common stock on the date of issuance, which was recorded as cost for financing.

On April 7, 2014, the Company entered into Amendment No.1 (the "Amendment) to the Registration Rights Agreement (the "Rights Agreement"), dated February 18, 2014, between the Company and Hanover Holdings I, LLC, a New York limited liability company. Pursuant to the terms of the Amendment, the Company is required to file a registration statement with the Securities and Exchange Commission covering the resale of 21,388,254 shares of common stock, including 2,065,177 shares as initial commitment shares, 3,750,000 shares as additional commitment shares, and 9,600,000 shares to cover the total commitment under the Rights Agreement.

SHARES ISSUED FOR OBTAINING EMPLOYEE SERVICES

On May 13, 2013, the Company entered into a Restricted Stock Award Agreement (the "Agreement") with Joseph P. Galda, pursuant to which Mr. Galda was granted 750,000 shares of restricted common stock of the Company (the "Restricted Shares") in consideration for services to be rendered to the Company by Mr. Galda as a director of the Company. The Restricted Shares will vest over a three
(3) year period at the rate of 62,500 shares of common stock per quarter, with the first portion of the Restricted Shares vesting on June 30, 2013 and all the Restricted Shares vesting by March 31, 2016. Under the Agreement, all unvested Restricted Shares shall vest upon a "change in control," as defined in the Agreement. According to the Agreement, the vesting of the Restricted Shares is subject to Mr. Galda's continuous service to the Company as a director. In the event that the Board of Directors of the Company determines that Mr. Galda has committed certain acts of misconduct, Mr. Galda will not be entitled to the Restricted Shares. Mr. Galda also made certain representations to the Company in connection with the restricted stock award, including representations relating to this ability to bear economic risk, the sufficiency of information received, his level of sophistication in financial and business matters, and his purpose for acquiring the Restricted Shares. These shares were valued at $0.81 per share, the close price on the date of grant, or $607,500 and were amortized over the vesting period, or $50,625 per quarter which was included in Officer/Directors' compensation. For the three months ended April 30, 2014 the Company recognized $50,625 in equity based compensation under this Agreement.

On January 17, 2014 the Company entered into an Agreement with Carmel Advisors LLC to provide public relations, communications, advisory and consulting services for a period of twelve (12) months, and be compensated for those services rendered by the issuance of 2,000,000 restricted 144 shares of the Company's common stock, and that when issued in accordance with the Agreement, such shares are earned ratably over the term of the agreement and the unearned shares are forfeitable in the event of non-performance by Carmel Advisor or terminated by the Company. As of April 30, 2014 the 2,000,000 shares were issued in satisfaction of the terms of the Agreement. These shares were valued at $0.09 per share, the close price on the date of grant, or $180,000, and will be amortized over the twelve (12) month period, or $15,000 per month which will be included in general and administration: advertising and promotion expenses. For the three months ended April 30, 2014 the Company recognized $45,000 in Advertising and Promotion expenses under this Agreement.

On January 31, 2014 the Restricted Stock Award Agreement with Joseph P. Galda was amended and restated with the effect that the first vesting of the Restricted Shares in the amount of 250,000 shares will take place on April 30, 2014. All other provisions of the Agreement remain unchanged and in force.

On January 31, 2013, the Company entered into a Restricted Stock Award Agreement (the "Agreement") with David Bikerman, pursuant to which Mr. Bikerman was granted 750,000 shares of restricted common stock of the Company (the "Restricted Shares") in consideration for services to be rendered to the Company by Mr. Bikerman as a director of the Company. The Restricted Shares will vest over a three (3) year period at the rate of 62,500 shares of common stock per quarter, with the first 187,500 of the Restricted Shares vesting on April 30, 2014 and all the Restricted Shares vesting by June 30, 2016. Under the Agreement, all unvested Restricted Shares shall vest upon a "change in control," as defined in the Agreement. According to the Agreement, the vesting of the Restricted Shares is subject to Mr. Bikerman's continuous service to the Company as a director. In the event that the Board of Directors of the Company determines that Mr. Bikerman has committed certain acts of misconduct, Mr. Bikerman will not be entitled to the Restricted Shares. Mr. Bikerman also made certain representations to the Company in connection with the restricted stock award, including representations relating to this ability to bear economic risk, the sufficiency of information received, his level of sophistication in financial and business matters, and his purpose for acquiring the Restricted Shares. These shares were valued at $0.075 per share, the close price on the date of grant, or $56,250 and will be amortized over the vesting period, or $4,687.50 per quarter which will be included in officer/directors' compensation. For the three months ended April 30, 2014 the Company recognized $4,687.50 in equity based compensation under this Agreement.

EQUITY INSTRUMENTS ISSUED TO PARTIES OTHER THAN EMPLOYEES FOR ACQUIRING GOODS OR SERVICES

On January 31, 2014 the Company entered into a letter agreement (the "Letter Agreement") with Crescendo Communications, LLC ("Crescendo") whereby Crescendo has agreed to accept shares of common stock of the Company as partial payment of fees owed, and that when issued pursuant to the Letter Agreement, such shares shall be fully paid and non-assessable by the Company. For the three months ended April 30, 2014, in satisfaction of the payment of $5,250 for fees owed, 81,636 restricted shares were issued whose total fair value equaled the amount owed.

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were no reportable subsequent events to be disclosed.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of management of the company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "shall," "could," "expect," "estimate," "anticipate," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and, except as required by law, we assume no obligation to update any such forward-looking statements.

OVERVIEW

We were incorporated under the laws of the state of Nevada on June 5, 2008. On April 8, 2013, we entered into and closed a stock exchange agreement with Guy Martin and Nevada Tungsten Holdings Ltd. Pursuant to the terms of the SEA, we acquired all of the issued and outstanding shares of Nevada Tungsten Holdings Ltd.'s common stock from Mr. Martin in exchange for the issuance by our company of 3,000,000 shares of our common stock to Guy Martin (the "Transaction"). As a result of the Transaction, Nevada Tungsten Holdings Ltd. became our wholly-owned subsidiary and we acquired an option to acquire a 100% interest in all tungsten on the Cherry Creek Tungsten Project.

Nevada Tungsten Holdings Ltd. was incorporated in the state of Nevada on October 30, 2012, with the goal of investigating for promising tungsten opportunities in the United States. Nevada Tungsten Holdings Ltd. holds an option to acquire all tungsten rights in regards to 32 patented and unpatented mining claims situated in White Pine Country, Nevada (the "Cherry Creek Property") pursuant to an option agreement by and between Viscount Nevada Holdings Ltd. ("Viscount") and Nevada Tungsten Holdings Ltd. (the "Option Agreement").

Nevada Tungsten Holdings Ltd. also acquired from Monfort Ventures Ltd. title to certain unpatented pacer mining claims located in Custer County, Idaho (the "Idaho Property") in consideration for the issuance of 3,000,000 shares of our common stock.

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements for the period ended April 30, 2014, together with notes thereto, which are included in this report. Our subsidiary's results are being shown in the financial statements in accordance with the rules for a reverse acquisition.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 30, 2014 COMPARED TO 2013

REVENUES. We had no revenues for the three months ended April 30, 2014 or in 2013.

OPERATING EXPENSES. For the three months ended April 30, 2014, our total operating expenses were $181,714 (2013 - $89,883). For the three months ended April 30, 2014, our total operating expenses consisted of legal and professional fees of $40,974 (2013 - $36,212), officer/director compensation of $82,688
(including a $64,688 non-cash charge for deferred compensation due to the vesting of stock issued for director services) (2013 - $18,067), and general and administrative expenses of $58,052 (including a $45,000 non-cash charge for amortization of a pre-paid contract for public relations services and a $5,250 non-cash charge for investor relations services, both using stock issued as compensation ) (2013 - $35,604). We also expect that we will continue to incur significant legal and accounting expenses related to being a public company.

OTHER EXPENSES. For the three months ended April 30, 2014, our total other expenses were $143,341 (2013 - $Nil) and consisted of cost of financing of $150,000, interest expense of $51,596, cost of extension of $18,025, and a gain in the fair value of derivative liabilities of $76,280.

NET LOSS. For the three months ended April 30, 2014, our net loss was $325,055 (2013 - $89,833). The increase in our net loss was primarily due to non-cash charges for deferred director compensation and financing costs during the three months ended April 30, 2014. We expect to continue to incur net losses for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2014, we had cash of $2,739, and unproven mineral properties of $174,013, making our total assets $176,752. Our unproven mineral properties of $174,013 as of April 30, 2014 consist of our rights to the Cherry Creek Property in Nevada.

Our total current liabilities were $356,593 as of April 30, 2014, which was represented by accounts payable and accrued expenses of $55,122, convertible notes net of discounts of $63,750, derivative liability of $137,770, and advances from stockholders of $99,951.

Other than those liabilities discussed above, we had no other liabilities and no other long term commitments or contingencies as of April 30, 2014.

We received $Nil from financing activities.

In order to provide financing for our planned exploration activities, we entered into the note purchase agreement (the "Note Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company ("Hanover") on January 2, 2014. The Note Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Note Purchase Agreement, Hanover will purchase from us the convertible note with an initial principal amount of $127,500 (the "Convertible Note") for a purchase price of $85,000, representing an approximately 33.33% original issue discount. We issued the Convertible Note to Hanover on January 2, 2014.

On February 11, 2014, we signed an amendment to the Option Agreement with Viscount keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before June 15, 2014.
Viscount was compensated for agreeing to this amendment with the issuance of 250,000 restricted shares of common stock, valued at $18,025, the fair market value of the common stock on the date of issuance, which was recorded as other (income) expense - cost of extension.

On June 12, 2014, we signed an amendment to the Cherry Creek property Option Agreement with Viscount keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before September 15, 2014.

On February 18, 2014, we entered into a common stock purchase agreement (the "Purchase Agreement") with Hanover. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $3,000,000 worth of our common stock over the 24-month term of the Purchase Agreement.

On April 7, 2014, we entered into Amendment No.1 (the "Amendment) to the Registration Rights Agreement (the "Rights Agreement"), dated February 18, 2014, with Hanover. Pursuant to the terms of the Amendment, we are required to file a registration statement with the Securities and Exchange Commission covering the resale of 21,388,254 shares of common stock, including 2,065,177 shares as initial commitment shares, 3,750,000 shares as additional commitment shares, and 9,600,000 shares to cover the total commitment under the Rights Agreement.

On April 10, 2014, we filed a registration statement on Form S-1 with the Securities and Exchange Commission to register 21,338,254 shares of common stock
(i) issuable upon conversion of the Convertible Note, (ii) issuable pursuant to the Purchase Agreement, and (iii) currently held by our current directors and officers, and such registration statement on Form S-1 was declared effective by the Securities and Exchange Commission on June 13, 2014.

During 2014, we expect that the following will continue to impact our liquidity:
(i) legal and accounting costs of being a public company; (ii) anticipated increases in overhead and the use of independent contractors for services to be provided to us; and (iii) exploration costs to support the development of our mineral property assets.

At present, our cash requirements for the next twelve months outweigh the funds available to maintain or develop our properties. In order to improve our liquidity, we intend to pursue additional equity financing from private investors and a registered public offering which we filed with the Securities Exchange Commission on April 10, 2014 and which was declared effective on June 13, 2014. We currently do not have any arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources that are available to us.

We cannot be sure that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency and failure by us to renegotiate such existing debt obligations and commitments would have a negative impact on our business and financial condition, and may result in legal claims by our creditors. Our ability to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to sell or liquidate assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders may be able to foreclose on our assets or force us into bankruptcy proceedings or involuntary receivership.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICY AND ESTIMATES

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Quarterly Report on Form 10-Q for the period ended April 30, 2014.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2013, the FASB issued ASU No. 2013-02,  "COMPREHENSIVE INCOME (TOPIC
220): REPORTING OF AMOUNTS RECLASSIFIED OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME." The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. The ASU is effective for public entities for fiscal years beginning after December 15, 2013.

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-04, "LIABILITIES (TOPIC 405): OBLIGATIONS RESULTING FROM JOINT AND SEVERAL LIABILITY ARRANGEMENTS FOR WHICH THE TOTAL AMOUNT OF THE OBLIGATION IS FIXED AT THE REPORTING Date." This ASU addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In March 2013, the FASB issued ASU No. 2013-05, "FOREIGN CURRENCY MATTERS (TOPIC
830): PARENT'S ACCOUNTING FOR THE CUMULATIVE TRANSLATION ADJUSTMENT UPON DERECOGNITION OF CERTAIN SUBSIDIARIES OR GROUPS OF ASSETS WITHIN A FOREIGN ENTITY OR OF AN INVESTMENT IN A FOREIGN ENTITY." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The guidance outlines the events when cumulative translation adjustments should be released into net income and is intended by FASB to eliminate some disparity in current accounting practice. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In March 2013, the FASB issued ASU 2013-07, "PRESENTATION OF FINANCIAL STATEMENTS (TOPIC 205): LIQUIDATION BASIS OF Accounting." The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity's governing documents from the entity's inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity's inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity's expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide Part I, Item 3 disclosure.

ITEM 4. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES.

We carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (who is our Principal Executive Officer) and our Treasurer (who is our Principal Financial Officer and Principal Accounting Officer), of the effectiveness of the design of our disclosure controls and procedures (as defined by Exchange Act Rules 13a-15(e) or 15d-15(e)) as of April 30, 2014 pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of April 30, 2014 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's (the "SEC") rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company's interim financial statements will not be prevented or detected on a timely basis.

In performing the above-referenced assessment, our management identified the following material weaknesses:

     i) We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

     ii) We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

     iii) We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

Our management feels the weaknesses identified above have not had any material effect on our financial results. However, we are currently reviewing our disclosure controls and procedures related to these material weaknesses and expect to implement changes in the near term, including identifying specific areas within our governance, accounting and financial reporting processes to add adequate resources to potentially mitigate these material weaknesses.

Our management team will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

There were no other changes in our internal control over financial reporting that occurred during the fiscal quarter covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On February 11, 2014, we amended the Option Agreement to defer the payment and expenditure obligations required under the Option Agreement to June 15, 2014. In consideration of this deferment, we issued 250,000 shares of our common stock to Viscount. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

3.1(a)     Articles  of   Incorporation   (incorporated   by  reference  to  our
           Registration Statement on Form S-1 filed on October 29, 2009).

3.1(b)     Certificate   of   Amendment   to  the   Articles  of   Incorporation
           (incorporated by reference to our Current Report on Form 8-K filed on May 15, 2012).

3.2 Bylaws (incorporated by reference to our Registration Statement on Form S-1 filed on October 29, 2009).

10.1 Common Stock Purchase Agreement, dated as of February 18, 2014, by and between Hanover Holdings I, LLC and the Company (incorporated by reference from our Current Report on Form 8-K filed on February 21,
           2014).

10.2 Registration Rights Agreement, dated as of February 18, 2014, by and between Hanover Holdings I, LLC and the Company (incorporated by reference from our Current Report on Form 8-K filed on February 21,
           2014).

10.3 Amendment No. 1 to Registration Rights Agreement, dated April 7, 2014 by and between Hanover Holdings I, LLC and the Company (incorporated by reference from our Current Report on Form 8-K filed on April 7,
           2014).

31* Certification of Principal Executive and Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934

32* Certification of Principal Executive and Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*       Interactive Data File


----------
* Filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            TUNGSTEN CORP.,
                            a Nevada corporation


Date: June 20, 2014         By: /s/ Guy Martin
                                ------------------------------------------------
                                Guy Martin
                                President, Chief Executive Officer and Treasurer (Principal Executive Officer,
                                Principal Financial Officer, and
                                Principal Accounting Officer)

                                                                      EXHIBIT 31

           CERTIFICATION OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER, PURSUANT TO RULE 13A-14 AND 15D-14 OF THE SECURITIES EXCHANGE ACT OF 1934

I, Guy Martin, certify that:

1.   I have reviewed this quarterly report on Form 10-Q of TUNGSTEN CORP.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting , to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant`s internal control over financial reporting.

Date: June 20, 2014


/s/ Guy Martin
------------------------------------------------
Guy Martin
President, Chief Executive Officer and Treasurer
(Principal Executive Officer,
Principal Financial Officer, and
Principal Accounting Officer)

                                                                      EXHIBIT 32

           CERTIFICATION OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TUNGSTEN CORP. a Nevada corporation (the "Company") on Form 10-Q for the period ending April 30, 2014, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Guy Martin, Principal Executive Officer and Principal Financial Officer of the Company, certifies to the best of his knowledge, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to TUNGSTEN CORP., and will be retained by TUNGSTEN CORP. and furnished to the Securities and Exchange Commission or its staff upon request.


/s/ Guy Martin
------------------------------------------------
Guy Martin
President, Chief Executive Officer and Treasurer
(Principal Executive Officer,
Principal Financial Officer, and
Principal Accounting Officer)
June 20, 2014